                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*



                            Payless ShoeSource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   704379-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 26, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:      [ ]  Rule 13d-1(b)
                        [X]  Rule 13d-1(c)
                        [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

CUSIP No. - 704379-10-6                                        Page 2 of 9 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Partners, L.P., a Delaware limited partnership
      22-2875193
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [X]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OR ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF                5     SOLE VOTING POWER

        SHARES                       1,851,430
                               -------------------------------------------------
     BENEFICIALLY              6     SHARED VOTING POWER

       OWNED BY                      0
                               -------------------------------------------------
         EACH                  7     SOLE DISPOSITIVE POWER

      REPORTING                      1,851,430
                               -------------------------------------------------
        PERSON                 8     SHARED DISPOSITIVE POWER

         WITH                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,832,200
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.92%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. - 704379-10-6                                        Page 3 of 9 Pages


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                           (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OR ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
       NUMBER OF               5     SOLE VOTING POWER

         SHARES                      410,363
                               -------------------------------------------------
      BENEFICIALLY             6     SHARED VOTING POWER

        OWNED BY                     0
                               -------------------------------------------------
          EACH                 7     SOLE DISPOSITIVE POWER

       REPORTING                     410,363
                               -------------------------------------------------
         PERSON                8     SHARED DISPOSITIVE POWER

          WITH                       0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,832,200
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.92%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP No. - 704379-10-6                                        Page 4 of 9 Pages


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Institutional Partners, L.P., a Delaware limited partnership
      06-1456821
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                           (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OR ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
       NUMBER OF               5     SOLE VOTING POWER

         SHARES                      67,123
                               -------------------------------------------------
      BENEFICIALLY             6     SHARED VOTING POWER

        OWNED BY                     0
                               -------------------------------------------------
          EACH                 7     SOLE DISPOSITIVE POWER

       REPORTING                     67,123
                               -------------------------------------------------
         PERSON                8     SHARED DISPOSITIVE POWER

          WITH                       0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,832,200
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.92%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP No. - 704379-10-6                                        Page 5 of 9 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ESL Investors, LLC, a Delaware limited liability company
      13-4095958
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [X]
                                                           (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OR ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
       NUMBER OF               5     SOLE VOTING POWER

         SHARES                      503,284
                               -------------------------------------------------
      BENEFICIALLY             6     SHARED VOTING POWER

        OWNED BY                     0
                               -------------------------------------------------
          EACH                 7     SOLE DISPOSITIVE POWER

       REPORTING                     503,284
                               -------------------------------------------------
         PERSON                8     SHARED DISPOSITIVE POWER

          WITH                       0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,832,200
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.92%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                                               Page 6 of 9 Pages


Item 1(a)    Name of Issuer:

             Payless ShoeSource, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             3231 Southeast Sixth Street
             Topeka, Kansas 66607-2207

Item 2(a)    Names of Persons Filing:

             ESL Partners, L.P.
             ESL Limited
             ESL Institutional Partners, L.P.
             ESL Investors, LLC

Item 2(b)    Addresses of Principal Business Offices:

             ESL Partners, L.P., ESL Institutional Partners, L.P.
             and ESL Investors, LLC
             One Lafayette Place
             Greenwich, CT 06830

             ESL Limited
             Hemisphere House
             9 Church Street
             Hamilton, Bermuda

Item 2(c)    Citizenship:

             ESL Partners, L.P. -- Delaware
             ESL Limited -- Bermuda
             ESL Institutional Partners, L.P. - Delaware
             ESL Investors, LLC -- Delaware

Item 2(d)    Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e)    CUSIP Number:

             704379-10-6

                                                               Page 7 of 9 Pages


Item 3       Status of Persons Filing:

             (a)  [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o);
             (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);
             (c)  [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c);
             (d)  [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);
             (e)  [ ] An investment adviser in accordance with
                      Section 240.13d-1(b)(1)(ii)(E);
             (f)  [ ] An employee benefit plan or endowment fund in
                      accordance with Section 240.13d-1(b)(1)(ii)(F);
             (g)  [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
             (h)  [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
             (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3).
             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4       Ownership:

             (a) Amount Beneficially Owned: 2,832,200 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Payless ShoeSource, Inc. common stock beneficially owned by the other members of the group.

                  As of March 1, 2001, (i) ESL was the record owner of 1,851,430 shares of common stock of Payless ShoeSource, Inc.; (ii) Limited was the record owner of 410,363 shares of common stock of Payless ShoeSource, Inc.; (iii) Institutional was the record owner of 67,123 shares of common stock of Payless ShoeSource, Inc.; and (iv) Investors was the record owner of 503,284 shares of common stock of Payless ShoeSource, Inc.

             (b)  Percent of Class: 12.92%.

                                                               Page 8 of 9 Pages

             (c)  Number of shares as to which each person has:

                  (i)   sole power to vote or to direct the vote:

                           See Item 5 of each cover page.

                  (ii)  shared power to vote or to direct the vote: 0.

                  (iii) sole power to dispose or to direct the disposition of:

                           See Item 7 of each cover page.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0.

Item 5       Ownership of 5% or Less of a Class:

             Not applicable.

Item 6       Ownership of More than 5% on Behalf of Another Person:

             Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding Company:

             Not applicable

Item 8       Identification and Classification of Members of the Group:

             See Item 4(a).

Item 9       Notice of Dissolution of Group:

             Not applicable

Item 10      Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 1, 2001
                           ESL PARTNERS, L.P.

                           By:    RBS Partners, L.P., its general partner
                           By:    ESL Investments, Inc., its general partner

                                  By: /s/ Edward S. Lampert
                                      -----------------------------------------
                                          Edward S. Lampert
                                          Chairman

                           ESL LIMITED

                           By:    ESL Investment Management, LLC,
                                  its investment manager

                                  By: /s/ Edward S. Lampert
                                      -----------------------------------------
                                          Edward S. Lampert
                                          Managing Member

                           ESL INSTITUTIONAL PARTNERS, L.P.

                           By:    RBS Investment Management, LLC,
                                  its general partner

                                  By: /s/ Edward S. Lampert
                                      -----------------------------------------
                                          Edward S. Lampert
                                          Managing Member


                           ESL INVESTORS, L.L.C.

                           By:    RBS Partners, L.P., its manager
                           By:    ESL Investments, Inc.,
                                  its general partner

                                  By: /s/ Edward S. Lampert
                                      -----------------------------------------
                                          Edward S. Lampert
                                          Chairman

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  1            Joint Filing Agreement, dated as of February 14, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL
               Institutional Partners, L.P. and ESL Investors, LLC (incorporated herein by reference to Exhibit 1 to Amendment No. 3 to Schedule
               13G, filed on February 14, 2001).